Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Ace Global Business Acquisition II Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Previously paid.	Equity	Units, each consisting of one Ordinary Share, par value $0.001 per share, and one-half (1/2) of one Redeemable Warrant (2)(3)	Other	7,475,000	$10.00	$74,750,000	0.0000927	$6,929.33
N/A	Equity	Ordinary Shares included as part of the Units(3)	457(g)	7,475,000	—	—	—	—	(4)
N/A	Other	Redeemable Warrants included as part of the Units (3)	457(g)	3,737,500	—	—	—	—	(4)
Previously paid.	Equity	Representatives’ Ordinary Shares	Other	37,375	$10.00	$373,750	0.0000927	34.65

Total Offering Amounts	$75,123,750
Total Fees Previously Paid	$6,963.98
Total Fee Offsets	—
Net Fee Due	—

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes Units and Ordinary Shares and Warrants underlying such Units which may be issued on exercise of a 45-day option granted to the underwriter to cover over-allotments, if any.
(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be offered or issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.
(4)	No fee pursuant to Rule 457(g).